Terms and Conditions	Amended Filing to Correct the Calculation of the Index Return Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14

April 18, 2008

1-Year Note linked to S&P 500 Index

Due April 30, 2009

CUSIP	22546EBQ6

ISIN	US22546EBQ61

Issuer	Credit Suisse, Nassau Branch

Distributor	Credit Suisse Securities (USA) LLC

Reference Index	S&P 500 Index (Bloomberg Ticker: SPX <INDEX>)

Trade Date	April 18, 2008

Issue Date	April 25, 2008

Valuation Date	April 27, 2009

Maturity Date	April 30, 2009

Principal Amount	USD 250,000,000

Principal Amount per Note	USD 1000

Reference Index	S&P 500 Index

Initial Level	1390.33

Final Level	The closing level of the Reference Index on the Valuation Date

Payment at Maturity	On the Maturity Date the holder will receive a cash amount equal to the Principal Amount multiplied by the Index Return plus the Supplemental Amount

Supplemental Amount	USD 21 per Note

Index Return	If the Final Level is greater than or equal to the Initial Level

Upside Participation * Final Level , subject to the Maximum Payment
Initial Level
If the Final Level is less than or equal to the Initial Level but greater than the Protection Level, 1

If the Final Level is less than the Protection Level
(Final Level / Initial Level) + 2%

Maximum Payment	USD 1168 per Note, 116.8% of the Principal Amount per Note

Protection Level	1362.52 , approximately 98% of the Initial Level

Upside Participation	200%

Calculation Agent	Credit Suisse International

Credit Suisse has filed a registration statement including a prospectus and prospectus supplement with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read the prospectus supplement dated March 24, 2008, prospectus dated March 29, 2007  and the product supplement dated March 25, 2008, in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.